Exhibit 3.1

MADISON AIR SOLUTIONS CORPORATION

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

Madison Air Solutions Corporation, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), certifies as follows:

1.
The name of this corporation is Madison Air Solutions Corporation. The original Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on November 5, 2025.
2.
The Board of Directors of this corporation duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, in the form attached hereto as Exhibit A, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and directing said amendment and restatement to be considered by the stockholders by written consent in lieu of a special meeting.
3.
This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the DGCL.
4.
This Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 228, 242 and 245 of the DGCL.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on April 15, 2026.

By:	/s/ John Lavorato
Name:	John Lavorato
Title:	Secretary

2

EXHIBIT A

MADISON AIR SOLUTIONS CORPORATION

AMENDED AND RESTATED CERTFICATE OF INCORPORATION

ARTICLE ONE

The name of the corporation is Madison Air Solutions Corporation (the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE THREE

The nature and purpose of the business of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

ARTICLE FOUR

Section 1. Authorized Shares. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 2,600,000,000 shares, consisting of three classes as follows:

(a)
100,000,000 shares of Preferred Stock, par value $0.0000001 per share (the “Preferred Stock”);
(b)
2,000,000,000 shares of Class A Common Stock, par value $0.0000001 per share (the “Class A Common Stock”); and
(c)
500,000,000 shares of Class B Common Stock, par value $0.0000001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”).

The Preferred Stock and the Common Stock shall have the designations, rights, powers, and preferences and the qualifications, restrictions, and limitations thereof, if any, set forth below.

Section 2. Preferred Stock. The Board of Directors of the Corporation (the “Board”) is authorized, subject to limitations prescribed by law, to provide, by resolution or resolutions for the issuance of shares of Preferred Stock in one or more series, and with respect to each series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences and relative, participating, optional, or other special rights, if any, of the shares of each such series, and any qualifications, limitations, or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the Common Stock. The powers (including voting powers), preferences, and relative, participating, optional and other special rights of each series of Preferred Stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then-outstanding) without the separate vote of the holders of the Preferred Stock as a class, irrespective of the provisions of Section 242(b)(2) of the DGCL. For the avoidance of doubt, the Corporation does not intend by the foregoing sentence to opt out of the provisions of Section 242(d) of the DGCL, and intends that Section 242(d) be applicable to the Corporation.

Section 3. Common Stock.

(a) Voting Rights. Except as otherwise provided by the DGCL or this Certificate of Incorporation (as it may be amended and/or restated from time to time, including pursuant to any certificate of designation relating to any series of Preferred Stock, this “Certificate”) and subject to the rights of holders of any series of Preferred Stock then-outstanding, all of the voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock.

(i)
Class A Voting Power. Each holder of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held of record by such holder on all matters to be voted upon by stockholders of the Corporation.
(ii)
Class B Voting Power. Each holder of Class B Common Stock shall initially be entitled to ten (10) votes for each share of Class B Common Stock held of record by such holder on all matters to be voted on by stockholders of the Corporation.
(iii)
Voting Together as a Single Class. Except as otherwise required in this Certificate or by applicable law, the holders of Class A Common Stock and Class B Common Stock shall vote together as a single class on all matters voted upon by the stockholders of the Corporation; provided, however, that, except as otherwise required by law or this Certificate, the holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of Class A Common Stock may be increased or decreased (but not below the number of shares thereof then-outstanding) without the separate vote of the holders of the Class A Common Stock as a class, irrespective of the provisions of Section 242(b)(2) of the DGCL. For the avoidance of doubt, the Corporation does not intend by the foregoing sentence to opt out of the provisions of Section 242(d) of the DGCL, and intends that Section 242(d) be applicable to the Corporation.
(iv)
No Cumulative Voting Rights. The holders of shares of Common Stock shall not have cumulative voting rights.
(v)
Voting as Separate Classes. The holders of the outstanding shares of Class A Common Stock and Class B Common Stock shall be entitled to vote separately as a class upon any amendment to this Certificate (including by merger, consolidation, statutory conversion, transfer, or otherwise) that would increase or decrease the par value of a class of stock or alter or change the powers, preferences, or special rights of a class of stock so as to affect them adversely.

(b) Dividends. Subject to the rights of the holders of any series of Preferred Stock then-outstanding and to the other provisions of applicable law and this Certificate, the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property or shares of stock of the Corporation as may be declared by the Board from time to time with respect to the Common Stock out of assets or funds of the Corporation legally available therefor; provided that, in connection with any dividend payable in shares of Common Stock, holders of Class A Common Stock may receive shares of Class A Common Stock and holders of Class B Common Stock may receive shares of Class B Common Stock.

(c) Liquidation, Dissolution, etc. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the Corporation’s debts and any other payments required by law and amounts payable upon outstanding shares of Preferred Stock ranking senior to the shares of Common Stock upon such dissolution, liquidation or winding up, if any, the remaining net assets of the Corporation shall be distributed to the holders of shares of Common Stock and the holders of shares of any other class or series ranking equally with the shares of Common Stock upon such dissolution, liquidation or winding up, equally on a per share basis. Subject to the rights of the holders of Preferred Stock then-outstanding and the other provisions of this Certificate, a merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation within the meaning of this Paragraph (c).

(d) Subdivision, Consolidation or Reclassification. Shares of Class A Common Stock or Class B Common Stock may not be subdivided, combined or reclassified unless the shares of the other class is concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Class A Common Stock and Class B Common Stock on the record date for such subdivision, combination or reclassification other than minimal differences that may result from cashing out fractional shares that otherwise would result from such subdivision, combination or reclassification.

(e) Conversion.

(i)
Optional Conversion of Class B Common Stock. Each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the Corporation (an “Optional Class B Conversion Event”). Before any holder of Class B Common Stock shall be entitled to convert any shares of Class B Common Stock into shares of Class A Common Stock, such holder shall surrender the certificate or certificates therefor (if any), duly endorsed, at the principal corporate office of the Corporation or of any transfer agent for the Class B Common Stock, and shall provide written notice to the Corporation at its principal corporate office, of such conversion election and shall state therein the name or names (A) in which the certificate or certificates representing the shares of Class A Common Stock into which the shares of Class B Common Stock are so converted are to be issued (if such shares of Class A Common Stock are certificated) or (B) in which such shares of Class A Common Stock are to be registered in book-entry form (if such shares of Class A Common Stock are uncertificated). If the shares of Class A Common Stock into which the shares of Class B Common Stock are to be converted are to be issued in a name or names other than the name of the holder of the shares of Class B Common Stock being converted, such notice shall be accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates representing the number of shares of Class A Common Stock to which such holder shall be entitled upon such conversion (if such shares of Class A Common Stock are certificated) or shall register such shares of Class A Common Stock in book-entry form (if such shares of Class A Common Stock are uncertificated). Such conversion shall be deemed to be effective immediately prior to the close of business on the date of such surrender of the shares of Class B Common Stock to be converted. Contemporaneously with the receipt by the Corporation of written notice of such conversion election as required by this Section 3(f)(i) of this ARTICLE FOUR, the shares of Class A Common Stock issuable upon such conversion shall be deemed to be outstanding as of such time, and the Person or Persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be deemed to be the record holder or holders of such shares of Class A Common Stock as of such time. Notwithstanding anything herein to the contrary, shares of Class B Common Stock represented by a lost, stolen or destroyed stock certificate may be converted pursuant to an Optional Class B Conversion Event if the holder thereof notifies the Corporation or its transfer agent that such certificate has been lost, stolen or destroyed and makes an affidavit of that fact acceptable to the Corporation and executes an agreement acceptable to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificate.

(ii)
Automatic Conversion of Class B Common Stock. Each share of Class B Common Stock shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the occurrence of the earliest of an event described below (each, a “Mandatory Class B Conversion Event”):
a.
Reduction in Voting Power. Each then-outstanding share of Class B Common Stock shall automatically, without further action by the Corporation or the holder thereof, convert into one (1) fully paid and nonassessable share of Class A Common Stock at 5:00 p.m. New York City time upon the date fixed by the Board that is no less than 61 days and no more than 180 days following (and if no date is fixed by the Board, then 5:00 p.m. New York City time on the date that is 180 days following) the first date on which the aggregate number of then-outstanding shares of Class B Common Stock ceases to represent at least 10% of the then-outstanding shares of Class A Common Stock and Class B Common Stock;
b.
Death or Disability of Larry W. Gies. Each then-outstanding share of Class B Common Stock shall automatically, without further action by the Corporation or the holder thereof, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the 12-month anniversary of the death or Disability of Larry W. Gies, which may be extended to the 18-month anniversary of the death or Disability of Larry W. Gies upon affirmative approval of a majority of the Independent Directors; and
c.
Transfers. Upon the occurrence of a Transfer, other than a Permitted Transfer, of a share of Class B Common Stock each share of Class B Common Stock so Transferred shall automatically, without further action by the Corporation or the holder thereof, convert into one (1) fully paid and nonassessable share of Class A Common Stock.
(iii)
Certificates. Each outstanding stock certificate (if shares are in certificated form) that, immediately prior to the occurrence of a Mandatory Class B Conversion Event, represented one or more shares of Class B Common Stock shall, upon such Mandatory Class B Conversion Event, represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof. The Corporation shall, upon the request of any holder whose shares of Class B Common Stock have been converted into shares of Class A Common Stock as a result of an Optional Class B Conversion Event or a Mandatory Class B Conversion Event (either of the foregoing, a “Conversion Event”) and upon surrender by such holder to the Corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class B Common Stock, if any (or, in the case of any lost, stolen or destroyed certificate, upon such holder providing an affidavit of that fact acceptable to the Corporation and executing an agreement acceptable to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificate), issue and deliver to such holder (or such other Person specified pursuant to Section 3(f)(i) of this ARTICLE FOUR) certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class B Common Stock were converted as a result of such Conversion Event (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form. Each share of Class B Common Stock that is converted pursuant to Section 3(f)(i) or Section 3(f)(ii) of this ARTICLE FOUR shall thereupon automatically be retired and shall not be available for reissuance.
(iv)
Policies and Procedures. The Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or the other provisions of this Certificate or the Bylaws of the Corporation (as amended and/or restated, the “Bylaws”), relating to the conversion of the Class B Common Stock into Class A Common Stock, as it may deem necessary or advisable in connection therewith. In connection with any action of stockholders taken at a meeting, the stock ledger of the Corporation (or in book-entry as maintained by the transfer agent of the Corporation) shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders and the class or classes or series of shares held by each such stockholder and the number of shares of each class or classes or series held by such stockholder.

(v)
Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock into shares of Class A Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock will not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as will be sufficient for such purpose.

ARTICLE FIVE

Section 1. Board of Directors. Except as otherwise provided in this Certificate or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

Section 2. Number of Directors. Subject to any rights of the holders of any series of Preferred Stock then-outstanding to elect additional directors under specified circumstances or otherwise, the number of directors which shall constitute the Board shall be fixed from time to time exclusively by resolution of the Board; provided that, so long as Holdings is entitled to nominate directors pursuant to that certain Director Nomination Agreement, dated on or about the date hereof (as amended and/or restated or supplemented in accordance with its terms, the “Director Nomination Agreement”, a copy of which was filed by the Corporation with the U.S. Securities and Exchange Commission), the number of directors shall not be changed without the consent of Holdings, and further provided that, before the Trigger Date, the size of the Board may also be fixed by the holders of a majority of the voting power present or represented by proxy at a duly convened meeting of stockholders or by a consent of stockholders in lieu of a meeting in accordance with Section 228 of the DGCL.

Section 3. Classes of Directors. The directors of the Corporation, other than those who may be elected by the holders of any series of Preferred Stock, shall be divided into three classes designated Class I, Class II and Class III.

Section 4. Election and Term of Office. Subject to the rights of the holders of any series of Preferred Stock then outstanding, the directors shall be elected by a plurality of the votes cast. The term of office of the initial Class I directors shall expire at the first annual meeting of stockholders following the date the Common Stock is first publicly traded (the “IPO Date”), the term of office of the initial Class II directors shall expire at the second annual meeting of stockholders after the IPO Date, and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders after the IPO Date. The Board may assign directors already in office to Class I, Class II, and Class III. At each annual meeting of stockholders after the IPO Date, directors elected to replace those of a class whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting after their election and until their respective successors shall have been duly elected and qualified. Each such director shall hold office until the annual meeting of stockholders for the year in which such director’s term expires and a successor is duly elected and qualified or until his or her earlier death, resignation, or removal. Nothing in this Certificate shall preclude a director from serving consecutive terms. Elections of directors need not be by written ballot unless the Bylaws shall so provide.

Section 5. Newly-Created Directorships and Vacancies. Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation, disqualification, removal from office or any other cause may be filled only by resolution of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and may not be filled in any other manner; provided that, before the Trigger Date, vacant and newly created directorships that result from an increase in the number of directors may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, or by the stockholders; and further provided that any vacancy or newly created directorship relating to a director entitled to be nominated by Holdings pursuant to the Director Nomination Agreement may only be filled with the person nominated by Holdings. A director elected or appointed to fill a vacancy shall serve for the unexpired term of his or her predecessor in office and until his or her successor is elected and qualified or until his or her earlier death, resignation, or removal. A director elected or appointed to fill a position resulting from an increase in the number of directors shall hold office until the next election of the class for which such director shall have been elected or appointed and until his or her successor is elected and qualified, or until his or her earlier death, resignation, or removal. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

Section 6. Removal and Resignation of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding, and notwithstanding any other provision of this Certificate, (i) prior to the Trigger Date, directors may be removed with or without cause only upon the affirmative vote of stockholders representing at least a majority of the voting power of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class, and (ii) on and after the Trigger Date, directors may only be removed for cause and only upon the affirmative vote of stockholders representing at least 66 2/3% of the voting power of the then-outstanding shares of Voting Stock, voting together as a single class. Any director may resign at any time upon notice in writing or by electronic transmission to the Corporation.

Section 7. Rights of Holders of Preferred Stock. Notwithstanding the provisions of this ARTICLE FIVE, whenever the holders of one or more series of Preferred Stock shall have the right, voting separately or together by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorship shall be subject to the rights of such series of Preferred Stock. During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, disqualification or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification, or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director), and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

Section 8. Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 9. Chairman of the Board. So long as Holdings beneficially owns in the aggregate (directly or indirectly) at least 30% of the voting power of the outstanding shares of Voting Stock, the Chairman of the Board may be designated solely by Holdings.

Section 10. Board Committees. From and after the effective date hereof until such time as Holdings ceases to beneficially own Common Stock representing at least 10% of the total voting power of the then outstanding shares of Voting Stock, the Board shall not form, designate or change the membership of any committee of the Board unless Holdings has consented to such formation, designation or change in membership. Notwithstanding the preceding sentence, the consent of Holdings shall not be required if:

(a) Holdings has been provided the opportunity to designate a number of members of each committee of the Board equal to the nearest whole number greater than the product obtained by multiplying: (i) the percentage of Holdings’ voting power of the outstanding shares of Voting Stock and (ii) the number of positions, including any vacancies, on the applicable committee (each a “Holdings Committee Designee”); or

(b) none of the directors nominated by Holdings pursuant to the Director Nomination Agreement is eligible to serve on the applicable committee under applicable law or Listing Standards, including any applicable independence requirements (subject in each case to any applicable exceptions, including those for newly public companies and for “controlled companies,” and any applicable phase-in periods).

Each Holdings Committee Designee shall have the right to remain on such committee until the next election of directors, regardless of the percentage of the aggregate number of shares of Common Stock held, directly or indirectly, by Holdings immediately following the closing of the IPO, as such number may be adjusted from time to time for any reorganization, recapitalization, stock dividend, stock split, reverse stock split or other similar changes in the Company’s capitalization (the “Original Amount”) beneficially owned by Holdings following such designation and the Board shall not remove any such Holdings Committee Designee from a committee prior to the next election of directors. Unless Holdings notifies the Corporation otherwise prior to the time the Board takes action to change the composition of a Board committee, and to the extent Holdings has the requisite percentage of the Original Amount to nominate a Board committee member at the time the Board takes action to change the composition of any such Board committee, each Holdings Committee Designee currently serving on a committee shall be presumed to be re-designated for such committee. Without limiting the remedies available to Holdings, the Corporation shall not consummate any act or transaction approved or recommended by a committee of the Board formed or designated in a manner inconsistent with this Section 10 without the prior written consent of Holdings.

Section 11. Matters Requiring Holdings Consent. For so long as Holdings owns at least 30% of the voting power of the outstanding shares of Voting Stock, neither the Corporation nor any of its subsidiaries shall take, or be permitted to take, any of the actions enumerated in this Section 11 (each, a “Significant Action”) without the prior written approval of Holdings:

(a) amending, modifying, waiving or repealing (whether by merger, consolidation, statutory conversion, transfer or otherwise) any provision of this Certificate and Bylaws (each as may be further amended, supplemented or waived in accordance with its terms) or equivalent organizational documents of the Corporation’s subsidiaries;

(b) without derogating from provisions of the Director Nomination Agreement and subject to the rights of holders of any series of Preferred Stock to elect directors, increasing or decreasing the size of the Board;

(c) (i) merging or consolidating with or into any other Person in a transaction valued at over $50.0 million; (ii) divesting, selling, or otherwise disposing of Corporation assets or intellectual property (other than (A) inventory sold in the ordinary course of business, (B) any transfer of assets of any wholly owned subsidiary of the Corporation to the Corporation or any of the Corporation’s other wholly owned subsidiaries, or (C) any transfer of assets) in a single transaction or series of related transactions with a fair market value of greater than or equal to $50.0 million; (iii) undertaking any transaction that would constitute a Change of Control Event, recapitalization, reorganization, restructuring, dissolution or liquidation of the Corporation or any of its subsidiaries, in each case with a value in excess of $50.0 million; and (iv) commencing any bankruptcy, administration, or similar insolvency proceeding;

(d) entering into any agreement or arrangement that would limit or restrict the Corporation’s or any of its subsidiaries’ (or any of their employees’, assets’, or intellectual property’s) ability to conduct business anywhere in the world, including any non-competition or non-solicitation covenants;

(e) granting any options, rights of first offer, rights of first refusal, rights of first consideration, or similar rights with respect to any securities of the Corporation;

(f) entering into any contract, agreement or arrangement with a customer, supplier or third party that does not specify a dollar amount for limit on liability;

(g) (i) entering into any joint venture, investment (other than an investment in, contract with or acquisition of any securities or assets of any of the Corporation’s wholly owned subsidiaries), recapitalization, reorganization or contract with any other Person (other than a wholly owned subsidiary); (ii) the acquisition of any securities or assets of another Person (other than a wholly owned subsidiary of the Corporation), in the case of any of the transactions set forth in clause (i) or (ii), whether in a single transaction or series of related transactions, with a fair market value, or a purchase price, in excess of $50.0 million; or (iii) the exercise of any ownership rights in respect of any of the foregoing in this Section 11(g);

(h) terminating, hiring or appointing the Chief Executive Officer of the Corporation (the “Chief Executive Officer”) (or other person performing the duties of principal executive officer);

(i) declaring, setting aside or paying any dividend or other distribution (whether in cash, stock or property) with respect to any shares of the Corporation or any of its subsidiaries;

(j) authorizing or making any capital expenditure or series of related capital expenditures in excess of $50.0 million within any 12-month period for a project or a related group of projects;

(k) entering into any new line of business not previously conducted by the Corporation or any of its subsidiaries;

(l) (i) approving or amending the compensation (including salary, bonus, equity or other benefits) of any senior executive who reports directly to the Chief Executive Officer; (ii) adopting, amending or terminating any bonus, equity compensation or benefit plan; (iii) changing the terms of employment of any direct report to the Chief Executive Officer;

(m) guaranteeing, assuming, incurring, prepaying or refinancing indebtedness for borrowed money by the Corporation or any of its subsidiaries (including indebtedness of any other Person existing at the time such other Person merged with or into or became a subsidiary of, or substantially all of its business and assets were acquired by, the Corporation or such subsidiary, and indebtedness secured by a lien encumbering any asset acquired by the Corporation or any such subsidiary) or the pledge of, or granting of a security interest in, any of the assets of the Corporation or any of its subsidiaries in excess of $100.0 million in any 12-month period for a project or a related group of projects (other than trade indebtedness incurred in the ordinary course of business by the Corporation and its subsidiaries);

(n) issuing, repurchasing or redeeming capital stock of the Corporation or the Corporation’s subsidiaries other than: (i) issuances to the Corporation or any of the Corporation’s wholly owned subsidiaries; or (ii) pursuant to an equity compensation plan approved by the Corporation’s stockholders or a majority of the directors on the Board designated by Holdings pursuant to Holdings’ rights to nominate directors pursuant to the Director Nomination Agreement;

(o) entering into any transactions, agreements, arrangements or payments (including the purchase, sale, lease or exchange of any real property, or rendering of any service or modification or amendment of any existing agreement or arrangement) with (i) any officer, director or employee of the Corporation or any subsidiary of the Corporation (other than in the ordinary course of business as part of travel advances, relocation advances or salary); or (ii) any other Person who beneficially owns greater than or equal to 5% of the Common Stock then outstanding (including such Person’s Affiliates), in each case that are material or involve aggregate payments or receipts in excess of $120,000;

(p) (i) commencing any liquidation, dissolution or voluntary bankruptcy, administration, recapitalization or reorganization of the Corporation or any of its subsidiaries in any form of transaction; (ii) making arrangements with creditors, or consenting to the entry of an order for relief in any involuntary case; (iii) taking the conversion of an involuntary case to a voluntary case; (iv) consenting to the appointment or taking possession by a receiver, trustee or other custodian for all or substantially all of its property; or (v) otherwise seeking the protection of any applicable bankruptcy or insolvency law, other than any such actions with respect to a non-material subsidiary where, in the good faith judgment of the Board, the maintenance or preservation of such subsidiary is no longer desirable in the conduct of the business of the Corporation or any of its material subsidiaries;

(q) approving the annual operating plan, budget, or bonus plan of the Corporation or any of its subsidiaries, or any material amendment thereto; and

(r) making any gift or political or charitable donation from the Corporation or any of its subsidiaries.

Section 12. Enforcement of Director Nomination Agreement. The members of the Board not nominated by Holdings pursuant to the Director Nomination Agreement shall have the exclusive right to enforce, waive or take any other action with respect to the Director Nomination Agreement on behalf of the Corporation, and the directors nominated by Holdings shall have no vote and shall not be counted for quorum purposes with respect to such matter. Any reference in this Certificate or the Bylaws to a majority or other proportion of the directors shall, solely with respect to any matter to be voted upon by the Board falling within this Section 12, refer to a majority or other proportion of the votes of the directors.

Section 13. Definitions. Except as expressly provided otherwise in this Certificate, for purposes of this Certificate:

(a) “Affiliate” means, with respect to any specified Person, any other Person who or which, directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person, including, without limitation, any general partner, officer, director, or manager of such Person and any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or is under common investment management with, such Person;

(b) “Affiliated Companies” means (i) in respect of Holdings, any entity that controls, is controlled by, or under common control with Holdings, whether currently in existence or coming into existence in the future (other than the Corporation and any entity that is controlled by the Corporation), and (ii) in respect of the Corporation, any entity controlled by the Corporation;

(c) “beneficially own” has the meaning set forth in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); “beneficially owns,” “beneficially owned,” and “beneficial ownership” will have corresponding meanings;

(d) “Change of Control Event” means, with respect to the Corporation, (i) the closing of the sale, transfer, or other disposition of all or substantially all of the Corporation’s assets or intellectual property (determined on a consolidated basis), (ii) the consummation of the merger or consolidation of the Corporation with or into another entity (except a merger or consolidation in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold at least fifty percent (50%) of the then-outstanding Voting Stock of the Corporation (or voting stock of the surviving or acquiring entity)), (iii) any Person or group of Persons within the meaning of Section 13(d)(3) of the Exchange Act becomes the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the then-outstanding Voting Stock of the Corporation, or (iv) the closing of the transfer (whether by merger, consolidation, or otherwise), in one transaction or a series of related transactions, to a Person or group of affiliated Persons (other than an underwriter of the Corporation’s securities), of the Corporation’s securities if, after such closing and as a result of such closing, such Person or group of affiliated Persons would hold fifty percent (50%) or more of the then-outstanding Voting Stock of the Corporation (or voting stock of the surviving or acquiring entity); provided, however, that there shall not be a Change of Control Event hereunder if (A) the sole purpose of a transaction is to change the state of incorporation of the Corporation or to create a holding company that will be owned in substantially the same proportions by the Persons who held the Corporation’s securities immediately prior to such transaction or (B) one or more Madison Entities or, in the event the Madison Entities and Larry W. Gies are deemed to be a group within the meaning of Section 13(d)(3) of the Exchange Act, one or more Madison Entities and Larry W. Gies, becomes the beneficial owner of fifty percent (50%) or more of the then-outstanding Voting Stock;

(e) “control” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of Voting Stock, by agreement, or otherwise. The terms “controls,” “controlled,” and “controlling” will have corresponding meanings;

(f) “Convertible Security” means any evidences of indebtedness, shares of Preferred Stock or other securities (other than shares of Class B Common Stock) convertible into or exchangeable for shares of Class A Common Stock or Class B Common Stock, either directly or indirectly;

(g) “Disability” means with respect to an individual, permanent and total disability such that the individual is unable to engage in any substantial gainful activity by reason of any medically determinable mental impairment which would reasonably be expected to result in death or which has lasted or would reasonably be expected to last for a continuous period of not less than 12 months as determined by a licensed medical practitioner. In the event of a dispute whether the individual has suffered a Disability, no Disability of the individual shall be deemed to have occurred unless and until an affirmative ruling regarding such Disability has been made by a court of competent jurisdiction, and such ruling has become final and nonappealable.

(h) “Governmental Authority” means any federal, state, tribal, local, or foreign governmental or quasi-governmental entity or municipality or subdivision thereof or any authority, administrative body, department, commission, board, bureau, agency, court, tribunal or instrumentality, arbitration panel, commission, or similar dispute resolving panel or body, or any applicable self-regulatory organization;

(i) “Holdings” means, Madison Industries Holdings LLC, an entity which is beneficially owned and controlled by Larry W. Gies, the Corporation’s founder;

(j) “Independent Directors” means the members of the Board designated as independent directors in accordance with Listing Standards without regard to the requirements of Rule 10A-3 under the Exchange Act;

(k) “IPO” means the Corporation’s first firm commitment underwritten public offering of a class of its Common Stock or a direct listing of a class of its Common Stock on a national securities exchange pursuant to an effective registration statement under the Securities Act (other than a registration statement relating either to the sale of securities to employees of the Corporation pursuant to its stock option, stock purchase, or similar plan);

(l) “Listing Standards” means (i) the requirements of any national stock exchange on which the Corporation’s equity securities are listed for trading that are generally applicable to companies with common equity securities listed thereon or (ii) if the Corporation’s equity securities are not listed for trading on a national stock exchange, the requirements of the New York Stock Exchange generally applicable to companies with equity securities listed thereon;

(m) “Option” means rights, options, restricted stock units or warrants to subscribe for, purchase or otherwise acquire shares of Class A Common Stock, Class B Common Stock or Convertible Securities (as defined above);

(n) “Permitted Transfer” means any Transfer of a share of Class B Common Stock to (i) Larry Gies, (ii) any Person that, directly or indirectly, is controlled by Larry Gies; or (iii) the personal representative of the estate of Larry Gies upon the death of Larry Gies, solely to the extent the executor is acting in the capacity as a personal representative of such estate

(o) “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable law, or any Governmental Authority or any department, agency, or political subdivision thereof;

(p) “Securities Act” means the Securities Act of 1933, as amended;

(q) “Transfer” of a share of Class B Common Stock means any sale, exchange, redemption, assignment, encumbrance, gift, pledge, retirement, transfer or other conveyance or alienation in any way of such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation (i) assignments and distributions resulting from death, incompetency, bankruptcy, liquidation, and dissolution, or (ii) the transfer of Voting Control over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Section 13(s) of this ARTICLE FIVE:

(i)
the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board in connection with actions to be taken at an annual or special meeting of stockholders;
(ii)
entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock, which voting trust, agreement or arrangement does not involve any payment of cash, securities or other property to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner; for the avoidance of doubt, any voting trust, agreement or arrangement entered into prior to the IPO Date shall not constitute a Transfer;
(iii)
entering into a support or similar voting trust, agreement or arrangement (with or without granting a proxy and other customary provisions contained in such agreements, including, without limitation, restrictions on disposition and voting with respect to alternative transactions) in connection with a Change of Control Event that has been approved by the Board or any agreement to tender shares pursuant to a merger agreement governed by Section 251(h) of the DGCL that has been approved by the Board;
(iv)
the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction, including, without limitation, (A) any form of margin loan or (B) a bona fide hedging or other derivative transaction (including without limitation a swap, option or forward transaction (or combination thereof) and any related pledge); in each case, for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that (x) a foreclosure on such shares or other similar action by the pledgee and (y) the settlement of any hedging or derivative transaction by delivery of shares of Class B Common Stock shall constitute a Transfer unless such foreclosure or similar action otherwise qualifies as a Permitted Transfer;
(v)
the fact that, as of the IPO Date or at any time after the IPO Date, the spouse of any holder of Class B Common Stock possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a Transfer of such shares of Class B Common Stock; provided that any transfer of shares by any holder to such holder’s spouse, including a transfer in connection with a divorce proceeding, domestic relations order or similar legal requirement, shall constitute a “Transfer” of such unless otherwise exempt from the definition of Transfer; and
(vi)
entering into a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act, with a broker or other nominee; provided, however, that a sale of such shares of Class B Common Stock pursuant to such plan shall constitute a “Transfer” at the time of such sale;

(r) “Trigger Date” means the first date on which Holdings ceases to beneficially own in the aggregate (directly or indirectly) at least 40% of the voting power of the outstanding shares of Voting Stock;

(s) “Voting Control” means, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise; and

(t) “Voting Stock” means the capital stock of the Corporation then entitled to vote generally in the election of directors.

ARTICLE SIX

Section 1. Limitation of Liability.

(a) To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty as a director or officer. All references in this Section 1 of ARTICLE SIX to a director shall be deemed to refer to such other person or persons, if any, who pursuant to a provision of this Certificate in accordance with Section 141(a) of the DGCL, exercise or perform any of the powers or duties otherwise conferred upon the Board by the DGCL.

(b) Any amendment, repeal, or modification of the foregoing paragraph shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such amendment, repeal, or modification with respect to any act, omission, or other matter occurring prior to such amendment, repeal, or modification. Solely for purposes of Section 1(a) and 1(b) of this ARTICLE SIX, “officer” has the meaning provided in Section 102(b)(7) of the DGCL.

Section 2. Indemnification. The Corporation is authorized to indemnify the directors and officers of the Corporation to the fullest extent permissible under Delaware law.

ARTICLE SEVEN

Section 1. Action by Consent. Prior to the Trigger Date any action which is required or permitted to be taken by the Corporation’s stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of the Corporation’s stock entitled to vote thereon were present and voted. From and after the Trigger Date, any action required or permitted to be taken by the Corporation’s stockholders may be taken only at a duly called annual or special meeting of the Corporation’s stockholders and the power of stockholders to act by consent without a meeting is specifically denied; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice, and without a vote, to the extent expressly so provided in the resolutions creating such series of Preferred Stock.

Section 2. Special Meetings of Stockholders. Subject to the rights of the holders of any series of Preferred Stock then-outstanding and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only (i) by or at the direction of the Board or the Chairman of the Board pursuant to a written resolution adopted by the affirmative vote of the majority of the total number of directors that the Corporation would have if there were no vacancies, and (ii) prior to the Trigger Date, by the Chairman of the Board at the request of Holdings in the manner provided for in the Bylaws. Any business transacted at any special meeting of stockholders shall be limited to the purpose or purposes stated in the notice of the meeting.

ARTICLE EIGHT

Section 1. Certain Acknowledgments. It is hereby acknowledged that:

(a) (i) certain of the directors, partners, principals, officers, members, managers, employees, operating partners, and/or contractors of Holdings or its Affiliated Companies (as defined below) may serve as directors or officers of the Corporation, (ii) Holdings and its Affiliated Companies engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage and (iii) the Corporation and its Affiliated Companies may engage in material business transactions with Holdings and its Affiliated Companies, and the Corporation is expected to benefit therefrom; and

(b) the provisions of this ARTICLE EIGHT are set forth to renounce to the fullest extent permitted by law certain business opportunities as they may involve Holdings and/or its Affiliated Companies and/or its respective directors, partners, principals, officers, members, managers, employees, operating partners and/or contractors, including any of the foregoing who serve as officers or directors of the Corporation (Holdings and/or its Affiliated Companies and all such other persons each an “Exempt Person” and collectively, the “Exempt Persons”).

Section 2. Renunciation of Corporate Opportunities. To the fullest extent permitted by the DGCL, but subject to Section 3 of this ARTICLE EIGHT, the Corporation hereby renounces any interest or expectancy in, or being offered an opportunity to participate in, any and all business opportunities: (a) originated or acquired by an Exempt Person; (b) in which the Exempt Person has an interest; or (c) that is received from any person or entity by an Exempt Person. The business opportunities renounced under this paragraph include any actual or potential investment or business opportunity or prospective economic advantage in which the Corporation could, but for this paragraph, have an interest or expectancy (including, without limitation, acquisitions, dispositions, business combinations, financings or investment opportunities), whether or not such opportunities are in the same or similar lines of business in which the Corporation is engaged or intends to engage.

Section 3. Excluded Opportunities. Notwithstanding the foregoing provisions of this ARTICLE EIGHT, but subject to Section 4 of this ARTICLE EIGHT, the Corporation does not renounce any business opportunity (a) expressly offered to an Exempt Person in his or her capacity as a director or officer of the Corporation; (b) offered to, or acquired by, an Exempt Person while he or she is a full-time employee of the Corporation; or (c) that has been developed using the confidential information of the Corporation or any of its subsidiaries.

Section 4. Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this ARTICLE EIGHT, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity the Corporation is not financially able, contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it, or that is one in which the Corporation has no interest or reasonable expectancy.

Section 5. Amendment of this Article. Notwithstanding anything to the contrary elsewhere contained in this Certificate, subject to the rights of the holders of any series of Preferred Stock then-outstanding, and in addition to any vote required by applicable law, to the fullest extent permitted by law, none of the alteration, amendment, or repeal of this ARTICLE EIGHT nor the adoption of any provision of this Certificate inconsistent with this ARTICLE EIGHT shall apply to or have any effect on the liability or alleged liability of any Exempt Person for or with respect to any activities or opportunities which such Exempt Person becomes aware of prior to such alteration, amendment, repeal, or adoption.

Section 6. Deemed Notice. Any person or entity purchasing or otherwise acquiring or holding any interest in any shares of the Corporation shall be deemed to have notice of and to have consented to the provisions of this ARTICLE EIGHT.

ARTICLE NINE

Section 1. Section 203 of the DGCL. The Corporation expressly elects not to be subject to the provisions of Section 203 of the DGCL.

Section 2. Business Combinations with Interested Stockholders. Notwithstanding any other provision in this Certificate to the contrary, the Corporation shall not engage in any Business Combination (as defined hereinafter), at any point in time at which the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any Interested Stockholder (as defined hereinafter) for a period of three years following the time that such stockholder became an Interested Stockholder, unless:

(a) prior to such time the Board approved either the Business Combination or the transaction which resulted in such stockholder becoming an Interested Stockholder;

(b) upon consummation of the transaction which resulted in such stockholder becoming an Interested Stockholder, such stockholder owned at least 85% of the Voting Stock of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the Voting Stock outstanding (but not the outstanding Voting Stock owned by such Interested Stockholder) those shares owned (i) by Persons (as defined hereinafter) who are directors and also officers of the Corporation, and (ii) employee stock plans of the Corporation in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(c) at or subsequent to such time, the Business Combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding Voting Stock which is not owned by such Interested Stockholder.

Section 3. Exceptions to Prohibition on Interested Stockholder Transactions. The restrictions contained in this ARTICLE NINE shall not apply if:

(a) a stockholder becomes an Interested Stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an Interested Stockholder, and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between the Corporation and such stockholder, have been an Interested Stockholder but for the inadvertent acquisition of ownership; or

(b) the Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this Section 3(b) of ARTICLE NINE, (ii) is with or by a Person who either was not an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of the Board, and (iii) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any Person becoming an Interested Stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to: (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer, or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly owned subsidiary or to the Corporation) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding Stock (as defined hereinafter) of the Corporation; or (z) a proposed tender or exchange offer for 50% or more of the outstanding Voting Stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all Interested Stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this Section 3(b) of ARTICLE NINE.

Section 4. Definitions. As used in this ARTICLE NINE only, and unless otherwise provided by the express terms of this ARTICLE NINE, the following terms shall have the meanings ascribed to them as set forth in this Section 4 and, to the extent such terms are defined elsewhere in this Certificate, such definitions shall not apply to this ARTICLE NINE:

(a) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person;

(b) “Associate,” when used to indicate a relationship with any Person, means (i) any corporation, partnership, unincorporated association, or other entity of which such Person is a director, officer, or general partner or is, directly or indirectly, the owner of 20% or more of any class of Voting Stock, (ii) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person;

(c) “Business Combination” means:

(i)
any merger or consolidation of the Corporation (other than a merger effected pursuant to Sections 253 or 267 of the DGCL) or any direct or indirect majority-owned subsidiary of the Corporation with (A) the Interested Stockholder, or (B) any other corporation, partnership, unincorporated association, or entity if the merger or consolidation is caused by the Interested Stockholder and as a result of such merger or consolidation Section 2 of this ARTICLE NINE is not applicable to the surviving entity;
(ii)
any sale, lease, exchange, mortgage, pledge, transfer, or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding Stock of the Corporation;
(iii)
any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any Stock of the Corporation or of such subsidiary to the Interested Stockholder, except (A) pursuant to the exercise, exchange, or conversion of securities exercisable for, exchangeable for, or convertible into Stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the Interested Stockholder became such, (B) pursuant to a merger under Sections 251(g), 253 or 267 of the DGCL, (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange, or conversion of securities exercisable for, exchangeable for, or convertible into Stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of Stock of the Corporation subsequent to the time the Interested Stockholder became such, (D) pursuant to an exchange offer by the Corporation to purchase Stock made on the same terms to all holders of such Stock, or (E) any issuance or transfer of Stock by the Corporation; provided, however, that in no case under items (C)-(E) of this Section 4(c)(iii) of ARTICLE NINE shall there be an increase in the Interested Stockholder’s proportionate share of the Stock of any class or series of the Corporation or of the Voting Stock of the Corporation;
(iv)
any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the Stock of any class or series, or securities convertible into the Stock of any class or series, of the Corporation or of any such subsidiary which is owned by the Interested Stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of Stock not caused, directly or indirectly, by the Interested Stockholder; or
(v)
any receipt by the Interested Stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in Sections 4(c)(i)-(iv) of ARTICLE NINE) provided by or through the Corporation or any direct or indirect majority-owned subsidiary of the Corporation;

(d) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise. A Person who is the owner of 20% or more of the outstanding Voting Stock of any corporation, partnership, unincorporated association, or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary; notwithstanding the foregoing, a presumption of control shall not apply where such Person holds Voting Stock, in good faith and not for the purpose of circumventing this ARTICLE NINE, as an agent, bank, broker, nominee, custodian, or trustee for one or more owners who do not individually or as a group (as such term is used in Rule 13d-5 under the Exchange Act (“Rule 13d-5”), as such Rule 13d-5 is in effect as of the date of this Certificate) have control of such entity;

(e) “Interested Stockholder” means any Person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding Voting Stock of the Corporation, or (ii) is an Affiliate or Associate of the Corporation and was the owner of 15% or more of the outstanding Voting Stock of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Stockholder, and the affiliates and associates of such Person. Notwithstanding anything in this ARTICLE NINE to the contrary, the term “Interested Stockholder” shall not include: (x) Holdings or any of its Affiliated Companies, or any other Person with whom any of the foregoing are acting as a group or in concert for the purpose of acquiring, holding, voting, or disposing of shares of Stock of the Corporation; (y) any Person who would otherwise be an Interested Stockholder either in connection with or because of a transfer, sale, assignment, conveyance, hypothecation, encumbrance, or other disposition of 5% or more of the outstanding Voting Stock of the Corporation (in one transaction or a series of transactions) by Holdings or any of its Affiliates or Associates to such Person; provided, however, that such Person was not an Interested Stockholder prior to such transfer, sale, assignment, conveyance, hypothecation, encumbrance, or other disposition; or (z) any Person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the Corporation, provided that, for purposes of this clause (z) only, such Person shall be an Interested Stockholder if thereafter such Person acquires additional shares of Voting Stock of the Corporation, except as a result of further action by the Corporation not caused, directly or indirectly, by such Person; provided, that, for the purpose of determining whether a Person is an Interested Stockholder, the Voting Stock of the Corporation deemed to be outstanding shall include Stock deemed to be owned by the Person through application of this definition of “owned” but shall not include any other unissued Stock of the Corporation which may be issuable pursuant to any agreement, arrangement, or understanding, or upon exercise of conversion rights, warrants, or options, or otherwise;

(f) “owner,” including the terms “own” and “owned,” when used with respect to any Stock, means a Person that individually or with or through any of its Affiliates or Associates beneficially owns such Stock, directly or indirectly; or has (A) the right to acquire such Stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement, or understanding, or upon the exercise of conversion rights, exchange rights, warrants, or options, or otherwise; provided, however, that a Person shall not be deemed the owner of Stock tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered Stock is accepted for purchase or exchange, (B) the right to vote such Stock pursuant to any agreement, arrangement, or understanding; provided, however, that a Person shall not be deemed the owner of any Stock because of such Person’s right to vote such Stock if the agreement, arrangement, or understanding to vote such Stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more Persons, or (C) has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in (B) of this Section 4(f) of ARTICLE NINE), or disposing of such Stock with any other Person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such Stock;

(g) “Person” means any individual, corporation, partnership, unincorporated association, or other entity;

(h) “Stock” means, with respect to any corporation, any capital stock of such corporation and, with respect to any other entity, any equity interest of such entity; and

(i) “Voting Stock” means, with respect to any corporation, Stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of Voting Stock shall refer to such percentage of the votes of such Voting Stock.

ARTICLE TEN

Section 1. Amendments to the Bylaws. Subject to the rights of holders of any series of Preferred Stock then-outstanding, in furtherance and not in limitation of the powers conferred by law, prior to the Trigger Date, the Bylaws may be amended, altered or repealed and new bylaws made by (i) the Board, or (ii) in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including pursuant to any certificate of designation relating to any series of Preferred Stock) and any other vote otherwise required by applicable law or the Bylaws, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of Voting Stock, voting together as a single class. On and after the Trigger Date, the Bylaws may be amended, altered, or repealed and new bylaws made by (i) the Board, or (ii) in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including any certificate of designation relating to any series of Preferred Stock), and any other vote otherwise required by applicable law or the Bylaws, the affirmative vote of the holders of at least 66 2/3% of the voting power of the then-outstanding Voting Stock, voting together as a single class.

Section 2. Amendments to this Certificate. Subject to the rights of holders of any series of Preferred Stock then-outstanding, and in addition to any other vote required by law or this Certificate, no provision of ARTICLE FIVE, ARTICLE SIX, ARTICLE SEVEN, ARTICLE NINE, ARTICLE TEN, or ARTICLE ELEVEN of this Certificate may be altered, amended or repealed in any respect, nor may any provision of this Certificate or the Bylaws inconsistent therewith be adopted, unless (i) prior to the Trigger Date, such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of Voting Stock, voting together as a single class, and (ii) on and after the Trigger Date, such alteration, amendment, repeal or adoption is approved by the affirmative vote of holders of at least 66 2/3% of the voting power of all outstanding shares of Voting Stock, voting together as a single class.

ARTICLE ELEVEN

Section 1. Exclusive Forum. Unless this Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the United States District Court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of the Corporation or any stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, the Certificate or the Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine; provided that, for the avoidance of doubt, this provision, including for any “derivative action,” will not apply to suits to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. Unless this Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for resolutions of any complaint asserting a cause of action arising under the Securities Act.

Section 2. Notice. Any Person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation (including, without limitation, shares of Common Stock) shall be deemed to have notice of and to have consented to the provisions of this ARTICLE ELEVEN.

ARTICLE TWELVE

If any provision or provisions of this Certificate shall be held to be invalid, illegal, or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality, and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate (including, without limitation, each portion of any paragraph of this Certificate containing any such provision held to be invalid, illegal, or unenforceable that is not itself held to be invalid, illegal, or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby.